Exhibit 10.40

AMENDMENT TO EMPLOYMENT AGREEMENT

S. Scott Smith

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of the 31st day of December, 2010, by and between IRIDIUM COMMUNICATIONS INC., a Delaware corporation (the “Company”), and S. Scott Smith (“Executive” and, together with the Company, the “Parties”) and amends and restates those sections of the Employment Agreement between the Company and Executive, dated as of March     , 2010 (the “Employment Agreement”) as expressly stated herein. Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement

WHEREAS, the Company and Executive wish to clarify the manner of compliance with, or exemption from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) of certain payments in the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	Section 3(c) of the Employment Agreement is amended and restated as follows:

(c) Annual Bonus. With respect to each fiscal year of the Company ending during the Term (as of the Effective Date, a “fiscal year” is the period commencing on January 1 and ending on December 31) and subject to the achievement of the applicable performance goals and Executive’s continued service through the bonus payment date, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to sixty percent (60%) of the Base Salary (the “Target Bonus”). With respect to the Company’s 2010 fiscal year, the Annual Bonus, if any, shall be pro-rated based on the number of days worked by Executive during such fiscal year. If Executive leaves the employ of the Company prior to payment of any Annual Bonus, he is not eligible for an annual bonus, pro-rated or otherwise, except as expressly contemplated in Section 9 below. The Annual Bonus, if any, earned for any given year shall be paid to Executive on the date on which annual bonuses are paid to all other senior executives of the Company, but in no event later than March 15 of the year following the year in which Executive’s right to the Annual Bonus ceases to be subject to a substantial risk of forfeiture, so as to comply with Treasury Regulation Section 1.409A-1(b)(4).

2.	Section 9(d) of the Employment Agreement is amended and restated as follows:

(d) Termination for Good Reason or Without Cause. At any time during the Term, (i) Executive may terminate the Term and Executive’s employment hereunder for “Good Reason” (as defined below) and (ii) the Company may terminate the Term and Executive’s employment hereunder without Cause (that is, other than by death, Disability or for Cause, in accordance with Section 9(a), 9(b) or 9(c), respectively). “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any of the following events: (A) a reduction in the nature or scope of Executive’s responsibilities, duties or authority from those contemplated by this Agreement; (B) a reduction in the then current Base Salary; (C) causing or requiring Executive to report to any person other than the CEO; (D) the relocation of Executive’s primary office to a location that is not within a sixty (60) mile radius of the Company’s offices in

Tempe, Arizona; or (E) any other breach by the Company of a material term of this Agreement, including but not limited to a breach of Section 11(d)(iii) by failing to cause any successor to the Company to expressly assume and agree to perform this Agreement; provided, that any such event described in (A) through (E) above shall not constitute Good Reason unless Executive delivers to the Company a Notice of Termination for Good Reason within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason, within thirty (30) days following the delivery of such Notice of Termination for Good Reason the Company has failed to cure the circumstances giving rise to Good Reason, and Executive’s resignation from all positions he then holds with the Company is effective not later than thirty (30) days following the end of the cure period.

Upon the termination of Executive’s employment hereunder pursuant to this Section 9(d), Executive shall receive (i) the Accrued Amounts and (ii) subject to Executive’s execution, delivery and non-revocation of an effective release of all claims against the Company Group substantially in the form attached hereto as Exhibit A (the “Release”) within the forty-five (45) day period following the date of the Executive’s Separation from Service, the following severance benefits (collectively, the “Severance Benefits”):

(1) an amount equal to one (1) times Executive’s then current Base Salary, paid in equal installments on the Company’s normal payroll schedule over the twelve (12)-month period immediately following the date of Separation from Service (the “Severance Period”), except as set forth below;

(2) an amount equal to the Target Bonus for the year of his Separation from Service, paid in equal installments on the Company’s normal payroll schedule over the Severance Period, except as set forth below;

(3) if Executive is participating in the Company’s employee group health insurance plans on the date of Separation from Service and subject to Executive making a timely election to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or, if applicable, state or local insurance laws (“COBRA”), then the Company shall pay, as and when due to the COBRA carrier, the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for himself and his eligible dependents on the termination date until the earliest of (A) the month in which the Severance Period ends, (B) the expiration of eligibility for the continuation coverage under COBRA, and (C) the date when Executive or his dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). However, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company shall instead pay Executive on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. If Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this clause, Executive must immediately notify the Company of such event, and all payments and obligations under this clause shall cease;

(4) if such Separation from Service occurs on or within twelve (12) months after a Change in Control (as defined below), one hundred percent (100%) of Executive’s then-outstanding equity awards shall become vested (and exercisable, as applicable) effective as of the date of Executive’s Separation from Service. “Change in Control” shall have the meaning ascribed to such term in the Company’s 2009 Stock Incentive Plan and provided that to the extent necessary for compliance with Code Section 409A, no transaction will be a Change in Control unless such transaction is also a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets as described in Treasury Regulation Section 1.409A-3(i)(5);

All of the Severance Benefits are subject to deductions for applicable tax withholdings. No Severance Benefits will be paid prior to the day that is sixty (60) days following the date of Separation from Service. On the sixtieth (60th) day following the date of Separation from Service, the Company shall pay in a lump sum the aggregate amount of the Severance Benefits that the Company would have paid Executive through such date had the payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance paid thereafter on the applicable schedules described above.

All other benefits, if any, due Executive following a termination pursuant to this Section 9(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any payments or benefits under any severance plan, policy or program of the Company Group. All severance payments under this Agreement are intended to fulfill any statutory obligation to provide notice or pay in lieu of notice. Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

3.	Section 9(e) of the Employment Agreement is amended and restated as follows:

(e) Election to Not Extend Term. In the event either Party elects not to extend the Term pursuant to Section 1 of this Agreement (and unless Executive’s employment is earlier terminated pursuant to subsections (a), (b), (c) or (d) of this Section 9), such election shall be treated as a termination by the Company without Cause pursuant to Section 9(d) and Executive’s sole right to payments following his Separation from Service shall be as set forth in Section 9(d). In the event Executive elects not to renew the Term, such termination of employment shall be a resignation without Good Reason pursuant to Section 9(c). All other benefits, if any, due Executive following a termination pursuant to this Section 9(e) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not participate in any severance plan, policy or program of the Company. Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination.

4.	Section 9(h) of the Employment Agreement is amended and restated as follows:

(h) Taxes. Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Section 9 or otherwise from the Company Group or any person or entity are considered “parachute payments” under Section 280G of the Code, then such parachute payments shall be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company Group under such section, but only if, by reason of such reduction, the net after tax benefit to Executive shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to the Executive under Section 9, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Company Group or otherwise that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 9(h) shall be made at the Company’s expense by a nationally recognized certified public accounting firm as may be designated by the Company prior to a change in control (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Accounting Firm, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at one hundred twenty (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 9(h) shall occur in the following order: (1) any cash severance, (2) any other cash amount payable to Executive, (3) any benefit valued as a “parachute payment,” (4) the acceleration of vesting of any equity awards that are options, and (5) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

IRIDIUM COMMUNICATIONS INC.

By:	/s/ Matthew J. Desch
Name: Matthew J. Desch
Title: Chief Executive Officer

EXECUTIVE

/s/ S. Scott Smith
S. Scott Smith

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